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                       Baldwin Technology Company, Inc.
                              12 Commerce Drive
                                 P.O. Box 901
                            Shelton, CT 06484-0941
                              Tel: 203-402-1000
                              Fax: 203-402-5500

                                March 19, 2001

Mr. Gerald A. Nathe
11448 Bronzedale Drive
Oakton, VA 22124

Dear Mr. Nathe:

        This Agreement sets forth the terms of your employment with Baldwin Technology Company, Inc., a Delaware corporation (the "Company"), it supersedes our agreement dated November 25, 1997, and it is effective as of March 19, 2001.

        1. DUTIES. During the term of your employment hereunder, you shall be employed as the President and the Chief Executive Officer of the Company, and you shall direct and manage the business, affairs, and property of the Company subject to the direction of the Board of Directors of the Company (the "Board of Directors").

        2. COMPENSATION. As compensation for your services during the term of your employment hereunder:

                  A. Salary. You shall be paid a salary at the annual rate of three hundred thirty-three thousand nine hundred dollars ($333,900) (the "base salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company.

                  B. Reviews and Adjustments. As of July 1, 2001 and each succeeding July 1 during the term of your employment hereunder, your performance shall be reviewed by the Board of Directors, your attainment of mutually agreed-upon objectives shall be evaluated, and the base salary



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payable to you for the twelve (12) months beginning on such July 1 may be adjusted upward (but not downward) by the Board of Directors.

                  C. Incentive Compensation. During the term of your employment hereunder, and at such other times subsequent thereto as are otherwise set forth herein, you shall be paid annually, no later than ninety
(90) days after the end of each fiscal year, beginning with the fiscal year ending June 30, 2001, incentive compensation which shall be determined under the Company's Executive and Key Person Cash Incentive Program.

                  D. Deferred Compensation. You shall be paid, at such times as are set forth in this Agreement, deferred compensation based upon an amount equal to a range from forty percent (40%) to fifty percent (50%) of your Final Average Pay (the "Deferred Compensation"), which percent shall be set at any time, and may be set from time to time, by the Board of Directors; provided, however, that such percent shall in no event be set later than the time at which your Final Average Pay is to be determined hereunder. For purposes of this Agreement, the term "Final Average Pay" shall mean an amount equal to (i) the total of (a) the sum of the base salary and incentive compensation paid to you with respect to each of the two (2) fiscal years ending immediately preceding the fiscal year in which you become entitled to the Deferred Compensation, plus (b) the base salary and incentive compensation payable to you at the time that you become entitled to the Deferred Compensation (annualized to twelve (12) months), (ii) divided by three (3). The amount of the foregoing percent (as so determined by the Board of Directors) of your Final Average Pay, when calculated, shall then be restated to a monthly amount by dividing such amount by twelve (12) (the "Monthly Amount"), and the Monthly Amount shall be paid monthly, to you or your estate, as the case may be, beginning on the day set forth in this Agreement, for a period of one hundred eighty
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(180) months or the period ending with the month of your death, whichever is longer. In this regard, if you die after the date on which you first become entitled to payment of the Deferred Compensation, whether or not the first payment of the Monthly Amount has been made, and prior to the payment of the Monthly Amount for one hundred eighty (180) months, the Monthly Amount shall be paid monthly for the balance of such one hundred eighty (180) month period to the beneficiary or beneficiaries designated by you in writing to the Company, or, if none are designated, to your estate. As of July 1, 2000 the amount of Deferred Compensation has vested to the extent of one hundred percent (100%) so that as of the date of this Agreement the full amount determined by the foregoing formula is due and payable to you in the instances as set forth elsewhere in this Agreement.

         3. CLASS A STOCK AND CLASS B STOCK.

                  A. Class A Stock.

                           (i) The Company shall issue or transfer to you, at
such times when you have earned them and at no cost to you, a total of one hundred sixty thousand (160,000) shares of the Company's Class A Common Stock, par value $.01 per share ("Class A Stock") in four (4) equal installments of forty thousand (40,000) shares each. You will be deemed to have earned the first of the four (4) installments of forty thousand (40,000) shares of Class A Stock on a date when the closing price of the Class A Stock on the American Stock Exchange (the "Fair Market Value") reaches seven and 875/1,000 dollars ($7.875); each of the three (3) subsequent installments of Class A Stock shall similarly be deemed to be earned by you when the Fair Market Value of the Class A Stock increases by an additional two dollars ($2.00) per share over the Fair Market Value at which the previous installment was earned. A stock certificate for the Class A Stock so earned shall be


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issued and delivered to you within fifteen (15) days of the date such Class A
Stock was deemed to be earned by you.

                           (ii) In the event of a reorganization,
recapitalization, change of shares, stock split, spinoff, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the number of shares and increase in price of the Fair Market Value as stated in Paragraph 3A(i) hereof shall be adjusted appropriately.

                           (iii) With regard to each installment of the Class
A Stock issued under Paragraph 3A(i) hereof, the Company grants to you the right to require the Company to include the Class A Stock issued to you in any registration statement that the Company may file in the future (such right to be known as the "Piggy-Back Registration Rights"). In the event the Company does not file and cause to become effective a registration statement subsequent to your earning each installment of the Class A Stock as outlined in Paragraph 3A(i) hereof on which you could have exercised your Piggy-Back Registration Rights, the Company further grants to you a one-time right to demand that the Company file and cause to become effective a registration statement for each installment of the Class A Stock issued to you under Paragraph 3A(i) hereof, by written notice to the Company (such right to be known as the "Demand Registration Right"). In the event you notify the Company of your exercise of a Demand Registration Right, the Company shall use its best efforts to have a registration statement with respect to the Class A Stock issued under Paragraph 3A(i) hereof prepared, filed, and declared effective by the Securities and Exchange Commission as soon as practicable. Notwithstanding anything in this Paragraph 3A(iii) to the contrary, the Company shall not be required to file a registration statement during the period between (a) the date on which




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its financial statements for any fiscal year become available and (b) the date on which it is required to file an annual report with respect to such fiscal year on Form 10-K under the Securities Exchange Act of 1934; provided, however, that the Company shall during such period be required to continue to use its best efforts to prepare such registration statement for filing and to file such registration statement as soon as possible after the date described in clause (b) above. Your right to exercise each Demand Registration Right shall expire, respectively, on or before the earlier of (c) the date the Company files and causes to become effective a registration statement on which you could have exercised your PiggyBack Registration Right for each installment of Class A Stock issued under Paragraph 3A(i) hereof, or (d) three
(3) years after the date each installment of shares of the Class A Stock is issued to you under Paragraph 3A(i) hereof.

                  B. Class B Stock.

                           (i) In order to facilitate your purchase of three
hundred fifteen thousand one hundred forty-four (315,144) shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Stock"), the Company, on November 30, 1993, loaned to you one million eight hundred seventeen thousand three hundred twenty-one dollars and sixteen cents ($1,817,321.16) (the "Loan"). The Loan was made pursuant to a Loan and Pledge Agreement dated November 30, 1993, which was amended on November 25, 1997 by an Amended and Restated Loan and Pledge Agreement (the "Amended Agreement"), and is evidenced by a demand promissory note dated November 30, 1993 (the "Note"). As of November 25, 1997 the principal balance outstanding under the Note was one million five hundred thousand dollars ($1,500,000). The Note bears interest, payable annually, at a rate equal to the Company's borrowing rate (as adjusted quarterly) on its U.S. short-term banking facilities. The Amended Agreement provides that if your employment under this


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Agreement terminates for any reason other than death or for "cause," as the term "cause" is defined in Paragraph 9C hereof, the Company will not demand payment of the outstanding principal of and accrued interest on the Note for a period of six (6) months after such termination, or for a period of twelve
(12) months after such termination in the case of your death. Notwithstanding anything to the contrary contained in this Paragraph 3B(i), at any time that you sell any of the shares of Class B Stock while any amount of the Note remains unpaid, you shall, within five (5) days of receipt of the funds from such sale, pay to the Company, in repayment of part or all, as the case may be, of the Loan, an amount equal to five dollars and seventy-seven cents ($5.77) times the number of shares of the Class B Stock so sold, but not in excess of the unpaid balance of the Loan, plus interest, as set forth in this Paragraph 3B(i), on the amount so repaid to the extent that such interest accrued to the date of such repayment.


                           (ii) Except as provided in Paragraph 3B(iii)
hereof, upon your death the Company shall be required to redeem from the personal representative of your estate (the "Personal Representative") the aggregate of (a) all shares of Class B Stock that are owned by you at the time of your death, plus (b) the aggregate of all shares of Class B Stock that are acquired by the Personal Representative after your death pursuant to (1) your exercise prior to your death of any options to purchase shares of Class B Stock (the "B Options"), plus (2) the Personal Representative's timely exercise of any B Options owned by you at the time of your death (the aggregate of such shares of Class B Stock being referred to herein as the "Date of Death Class B Shares").

                           (iii) Notwithstanding anything to the contrary
contained in Paragraph 3B(ii) hereof, the number of the Date of Death Class B Shares required to be redeemed from the Personal Representative shall be limited to the quotient determined by dividing (a) the aggregate of



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(1) the unpaid balance of the Loan, plus (2) the accrued interest on the Loan, as such unpaid balance and accrued interest exist at the date of your death (together the "Loan Amount Due"), by (b) the aggregate of (1) the mean average (the "Average") of the closing price of a single share of Class A Stock on the American Stock Exchange on each of the ten (10) trading days immediately preceding the date of your death, plus (2) an amount equal to ten percent
(10%) of the Average (such limited number being referred to herein as the "Maximum Required-To-Be-Redeemed Class B Shares").

                           (iv) To the extent that the number of the Date of
Death Class B Shares exceeds the number of the Maximum Required To-Be-Redeemed Class B Shares (such excess being referred to herein as the "Excess Number of Class B Shares"), the Personal Representative shall be entitled to either (a) sell to any buyer or buyers such number of the Excess Number of Class B Shares that the Personal Representative chooses to sell, (b) convert, pursuant to Article FOURTH (3) of the Company's Restated Certificate of Incorporation, on or prior to such date that is ten (10) months after the date of your death, such number of the Excess Number of Class B Shares that the Personal Representative chooses to convert (the "Converted Number of Shares") into such number of Class A Shares that equals the Converted Number of Shares; i.e., a one-to-one conversion, or (c) any combination of the foregoing items (a) and
(b). The Class A Shares to be delivered by the Company to the Personal Representative on any such conversion shall be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, without a restrictive legend, and shall be delivered to the Personal Representative at least forty-two (42) days prior to the date that the Company redeems from the Personal Representative the Maximum Required-To-Be-Redeemed Class B Shares; provided, however, that the Company shall redeem from the Personal

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Representative the Maximum Required-To-Be-Redeemed Class B Shares not more than fifty (50) days after such date of any such delivery of Class A Shares.

                           (v) In the event that, at the time of your death,
you own any unexercised B Options, and the Personal Representative fails to timely exercise all of such unexercised B Options as set forth in Paragraph 3B(ii)(b)(2) hereof, then the Personal Representative shall be treated as having relinquished, and turned over, to the Company, on the day immediately succeeding the end of the timely-exercise period, all unexercised B Options, and such unexercised B Options shall become null and void, and completely unexerciseable.

                  (vi) The Company's redemption from your Personal Representative of the Maximum Required-To-Be-Redeemed Class B Shares is intended by you and the Company to qualify as a "distribution in part or full payment in exchange for stock" within the meaning of Section 302(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as a redemption described in either Section 302(b)(2) of the Code or Section 302(b)(3) of the Code, and the Company shall consult, and cooperate, with the Personal Representative's tax advisor, to facilitate such exchange treatment under
Section 302(a) of the Code; provided, however, that doing so does not result in any unreimbursed cost or expense to the Company.

         4. LIFE INSURANCE.

                  A. The $500,000 Policy. During the term of your employment hereunder, the Company shall continue to pay the premiums on an existing contract of life insurance on your life in the amount of five hundred thousand dollars ($500,000), which contract is currently owned by your spouse, and pursuant to which your spouse is the sole beneficiary.



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                  B. The $2,000,000 Policy. During the term of your employment hereunder, the Company shall continue to pay the premiums on an existing contract of life insurance on your life in the amount of two million dollars ($2,000,000), which contract is currently owned by the GAN Irrevocable Trust, dated July 31, 2000, under which you are the creator and your spouse is the initial trustee (the "Trust"), and pursuant to which the Trust is the sole beneficiary.

                  C. The $3,000,000 Policy.

                           (i) During the term of your employment hereunder,
the Company shall continue to pay the premiums on an existing contract of life insurance on your life in the amount of three million dollars ($3,000,000), which contract is currently owned by the Company, and pursuant to which the Company is the sole beneficiary.

                           (ii) The Company shall reserve, from the proceeds
of the contract referred to in Paragraph 4C(i) hereof (the "Proceeds"), the redemption price of the Maximum Required-To-Be-Redeemed Class B Shares (the "Redemption Price"), and the Redemption Price shall be paid to the Personal representative in money by certified check or official bank check payable to the order of the Personal Representative.

                           (iii) The Personal representative shall use the
Redemption Price to pay all of the Loan Amount Due, or such part of the Loan Amount Due that equals the Redemption Price.

         5. REIMBURSEMENT OF EXPENSES. In addition to the compensation provided for herein, the Company shall reimburse to you, or pay directly, all reasonable expenses incurred by you in connection with the business of the Company, and its subsidiaries and affiliates, including but not limited to business-class travel if overseas, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company's policy. In this connection, it is


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understood that certain business of the Company will require the presence of your spouse, and this Paragraph 5 applies as well to such expenses relating to her.




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        6. EXTENT OF SERVICES.

                  A. In General. During the term of your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company.

                  B. Limitation on Other Services. During the term of your employment hereunder, you shall not undertake employment with, or participate in, the conduct of the business affairs of any other person, corporation, or entity, except at the direction or with the written approval of the Board of Directors; provided, however, that this Paragraph 6B shall not apply to the affairs of your family's farming and ranching activities in Montana and the States and Canadian Provinces adjoining Montana.

                  C. Personal Investments. Nothing herein shall preclude you from having, making, or managing personal investments which do not involve your active participation in the affairs of the entities in which you so invest, but, unless approved in writing by the Board of Directors, during the term of your employment hereunder, you shall not have more than a one percent (1%) ownership interest in any entity which is directly competitive with any business conducted by the Company at that time. The phrase "conducted by the Company" as used in this Paragraph 6C and in Paragraph 13 hereof shall mean the business conducted by the Company or by any corporation or other entity in which the Company owns stock possessing fifty percent (50%) or more of the stock (either voting or non-voting) in such corporation or fifty percent (50%) or more of the equity interests (either voting or non-voting) in such other entity (a "Subsidiary").

         7. LOCATION. Your duties hereunder shall be performed for the Company worldwide, with particular emphasis in the Company's office in Shelton, CT.

         8. VACATION; OTHER BENEFITS.


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                  A. Vacation. During the term of your employment hereunder, you shall be entitled to a vacation or vacations, with pay, totalling four (4) weeks in each fiscal year. You may accumulate up to twelve (12) weeks vacation, but not more than three (3) weeks from any single prior year. Any such accumulated vacation may be used in any subsequent year or years in addition to the four (4) weeks of vacation to which you are entitled for each such year.

                  B. The Company's Benefit Plans. During the term of your employment hereunder, you shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any Subsidiary, in any and all (i) pension, profit sharing, savings, and other retirement plans and programs as in effect at the time, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs as in effect at the time, (iii) stock option and stock purchase plans and programs as in effect at the time, (iv) accidental death and dismemberment protection plans and programs as in effect at the time, (v) travel accident insurance plans and programs as in effect at the time, and (vi) other plans and programs at the time sponsored by the Company or any Subsidiary for employees or executives generally as in effect at the time, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs (except for any annual bonus plan, other than the incentive compensation payable under Paragraph 2C hereof, for employees in general).

                  C. Automobile, Club, and Professional Services. During the term of your employment hereunder, (i) the Company shall provide an automobile for your continued business use pursuant to the arrangement between you and the Company that was in effect immediately prior to the effective date of this Agreement, (ii) the Company shall pay dues, not in excess of five thousand dollars ($5,000), for your membership at a social club of your choice, and
(iii) the Company shall

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reimburse to you, or pay directly, upon submission by you to the Company of statements for services, the amounts payable by you to any person or persons of your choice that you retain to advise you with regard to financial, investment, and tax matters; provided, however, that such reimbursement or payment shall not exceed ten thousand dollars ($10,000) per fiscal year beginning with the fiscal year ending June 30, 2001.

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                  D. Post-Termination Benefits. In addition to any other
payments and benefits provided in this Agreement, effective with the termination of your employment by the Company without cause, you shall be entitled to (i) continued medical and dental benefits for a period of two (2) years from the effective date of your termination or until you secure other employment, whichever occurs first, and (ii) reimbursement of reasonable expenses incurred by you in connection with job search services.

         9. TERMINATION OF EMPLOYMENT.

                  A. Termination by the Company Without Cause. The Company may, without cause, terminate your employment hereunder at any time upon ten
(10) or more days' written notice to you. In the event your employment is terminated under this Paragraph 9A, the Company shall pay to you the following:

                           (i) A single lump sum payment, no later than the
last day of your employment, of:

                                    (a) Any accrued but unpaid salary set
forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination;

                                    (b) Any amounts owing, but not yet paid,
pursuant to Paragraph 5 hereof; and

                                    (c) An amount equal to the product of two
and nine-tenths (2.9) times your "base salary" under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof);

                           (ii) A single lump sum payment of any accrued but
unpaid incentive compensation set forth in Paragraph 2C hereof due to you at the date of such termination for the

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fiscal year ending immediately prior to the date of such termination, which shall be paid no later than ninety (90) days after the end of such fiscal year;

                           (iii) A single lump sum payment of any incentive
compensation set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, shall be pro-rated through the last day of your employment, and shall be paid no later than ninety (90) days after the end of such fiscal year; and

                           (iv) If and to the extent vested, the Deferred
Compensation as set forth in Paragraph 2D hereof, with payment of the Monthly Amount beginning on the first day of the month immediately succeeding the last day of your employment.


         The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.

                  B. Termination by Mutual Consent. You may terminate your employment hereunder at any time with the written consent of the Company. In the event your employment is terminated under this Paragraph 9B, the Company shall pay to you the following:

                           (i) A single lump sum payment, no later than the
last day of your employment, of:

                                    (a) Any accrued but unpaid salary set
forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination;

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                                    (b) Any amounts owing, but not yet paid,
pursuant to Paragraph 5 hereof; and

                                    (c) An amount equal to your annual "base
salary" under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof);

                           (ii) A single lump sum payment of any accrued but
unpaid incentive compensation set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending immediately prior to the date of such termination, which shall be paid no later than ninety (90) days after the end of such fiscal year;


                           (iii) A single lump sum payment of any incentive
compensation set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, shall be pro-rated through the last day of your employment, and shall be paid no later than ninety (90) days after the end of such fiscal year; and

                           (iv) If and to the extent vested, the Deferred
Compensation as set forth in Paragraph 2D hereof, with payment of the Monthly Amount beginning on the first day of the month immediately succeeding the last day of your employment.

         The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.

                  C. Termination by the Company With Cause. The Company may for cause terminate your employment hereunder at any time by written notice to you. For purposes of this Agreement, the term "cause" shall mean (1) a failure by you to remedy either (a) a continuing neglect

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in the performance of your duties under this Agreement, or (b) any action taken by you that seriously prejudices the interests of the Company, in either event within ten (10) days of the Company's written notice to you of such neglect or action, or (2) your conviction of a felony. In the event of the termination of your employment hereunder for cause, the Company shall pay to you the following:

                           (i) A single lump sum payment, no later than ten
(10) days after the last day of your employment, of

                                    (a) Any accrued but unpaid salary set
forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and

                                    (b) Any amounts owing, but not yet paid,
pursuant to Paragraph 5 hereof;

                           (ii) A single lump sum payment of any accrued but
unpaid incentive compensation set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending immediately prior to the date of such termination, which shall be paid no later than ninety (90) days after the end of such fiscal year; and

                           (iii) If and to the extent vested, the Deferred
Compensation as set forth in Paragraph 2D hereof, with payment of the Monthly Amount beginning on the first day of the month immediately succeeding the last day of your employment. You shall forfeit the incentive compensation set forth in Paragraph 2C hereof for the fiscal year in which such termination occurs.

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         The Company shall have no further obligation to you under this
Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.

                  D. Events. If any of the following described events occurs during the term of your employment hereunder, you may terminate your employment hereunder by written notice to the Company either prior to, or not more than six (6) months after, the happening of such event. In such event, your employment hereunder will be terminated effective as of the later of ten
(10) days after the notice or ten (10) days after the event, and the Company shall make to you the same payments that the Company would have been obligated to make to you under Paragraph 9A hereof if the Company had terminated your employment hereunder effective on such date. The events, the occurrence of which shall permit you to terminate your employment hereunder under this Paragraph 9D, are as follows:

                           (i) The removal of you or the election of any other
person as the President or the Chief Executive Officer of the Company; provided, however, that you shall not have approved such removal or such election, in your capacity as a director, by voting for such removal or such election.

                           (ii) Any merger or consolidation by the Company
with or into any other entity or any sale by the Company of substantially all of its assets; provided, however, that you shall not have approved such transaction, in your capacity as a director, by voting for it.

                           (iii) Any change of a majority of the directors of
the Company occurring within any thirteen (13) month period, or the acquisition by a single person or entity or a related group of persons or entities, of shares of any class or classes of voting stock of the Company

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representing twenty-five percent (25%) or more of the total votes entitled to be cast by all of the then outstanding shares of all classes of voting stock of the Company; provided, however, that you shall not have approved such change in directors or acquisition, in your capacity as a shareholder or director, by voting for any of such new directors or for such acquisition, and that there shall be excluded from any such calculation of percentage of ownership all stock held by any officer of the Company on the effective date of this Agreement.

                           (iv) The adoption by the Company of any plan of
liquidation providing for the distribution of all or substantially all of its assets; provided, however, that you shall not have approved the adoption of such plan, in your capacity as a director, by voting for it.

                           (v) The failure by the Company to observe or comply
in any material respect with any of the provisions of this Agreement, including a material diminution in your duties, or the assignment to you of duties that are materially inconsistent with your duties or that materially impair your ability to function as the President or the Chief Executive of the Company if such failure has not been cured within thirty (30) days after written notice thereof has been given by you to the Company.

                  E. Disability or Death. If you should suffer a Permanent Disability, the Company may terminate your employment hereunder upon ten (10) or more days' prior written notice to you. For purposes of this Agreement, a "Permanent Disability" shall be deemed to have occurred only when you are qualified for benefits under the Company's or a Subsidiary's Long Term Disability Insurance Policy. In the event of the termination of your employment hereunder by reason of Permanent Disability or death at any time, the Company shall pay:

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                           (i) In the case of Permanent Disability only, to
you, in conformity with regular payroll dates for salaried personnel of the Company, an amount equal to fifty percent (50%) of the base salary you were receiving at the date of such termination under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), payable through August 5, 2003, at which time monthly payments of the Deferred Compensation set forth in Paragraph 2D hereof shall begin; provided, however, that the amount payable under this Paragraph 9E(i) (but not the Deferred Compensation payments) shall be reduced to the extent of any payments made to you through any Company-sponsored group disability plan;

                           (ii) To you or your legal representative, or any
beneficiary or beneficiaries designated by you in writing to the Company, a single lump sum payment of:

                                    (a) No later than ten (10) days after the
last day of your employment, any accrued but unpaid salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination;

                                    (b) No later than ten (10) days after the
last day of your employment, any amounts owing, but not yet paid, pursuant to Paragraph 5 hereof;

                                    (c) A single lump sum payment of any
accrued but unpaid incentive compensation as set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending immediately prior to the date of such termination, which shall be paid no later than ninety (90) days after the end of such fiscal year; and

                                    (d) Any incentive compensation set forth
in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive

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

compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid no later than ninety (90) days after the end of such fiscal year; and

                           (iii) In the case of death only, to your legal
representative, or any beneficiary or beneficiaries designated by you in writing, the vested portion of the Deferred Compensation set forth in Paragraph 2D hereof, with payment of the Monthly Amount beginning on the first day of the month immediately succeeding the last day of your employment.

          The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.

                   F. No Excess Parachute Payments. Notwithstanding anything to the contrary contained in this Agreement, if the Company obtains a written opinion of its tax counsel ("Tax Counsel") to the effect that there exists a material possibility that any payment to which you would (but for the application of this Paragraph 9F) be entitled under this Agreement, would (but for such application) be treated as an "excess parachute payment" (as defined in Section 280G(b) of the Code and the Treasury Regulations promulgated thereunder):

                           (i) Unless you and the Company agree to an
alternative amendment of this Agreement that satisfies the requirements of Paragraph 9F(ii) hereof, this Agreement shall be amended by reducing the payments to which you are entitled hereunder, in the order specified in the last sentence of this Paragraph 9F, to the extent necessary so that, in the opinion of Tax Counsel, there does not exist a material possibility that any payment to which you are entitled under this Agreement (as so amended) will be treated as an excess parachute payment; or

                           (ii) If you and the Company agree to amend this
Agreement by modifying the amount and/or timing of the payments to which you are entitled hereunder in a manner other than that specified in Paragraph 9F(i) hereof, and if, in the opinion of Tax Counsel, there does not exist a material possibility that any payment to which you are entitled under this Agreement (as so amended) will be treated as an excess parachute payment, this Agreement shall be so amended. An amendment to this Agreement pursuant to Paragraph 9F(i) hereof shall reduce, first, the Deferred Compensation (and, concomitantly, the Monthly Amount), second (if applicable), the amount payable under Paragraph 9A(i)(c) hereof by virtue of your election under Paragraph 9D hereof to treat an event described therein as constituting the termination of your employment, and third, on a pro-rata basis, all other amounts (other than amounts payable pursuant to Paragraph 5 hereof, which shall in any event be paid in full) to which you are entitled hereunder.

                  G. Retirement. If not previously terminated under any of the previously outlined provisions, your employment hereunder shall terminate when you retire from full-time employment with the Company, which shall occur no earlier than August 5, 2003, at which time the Company shall pay to you the following:

                     (i) A single lump sum payment, no later than the last day of your employment, of:

                           (a) Any accrued but unpaid salary set forth in
Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and

                           (b) Any amounts owing, but not yet paid, pursuant
to Paragraph 5 hereof;

                     (ii) A single lump sum payment of any accrued but unpaid incentive compensation as set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending immediately prior to the date of such termination, which shall be paid no later than ninety (90) days after the end of such fiscal year;

                     (iii) A single lump sum payment of any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid no later than ninety (90) days after the end of such fiscal year; and

                     (iv) The Deferred Compensation as set forth in Paragraph 2D hereof, with payment of the Monthly Amount beginning on the first day of the month immediately succeeding the last day of your employment.

         The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.

         10. SOURCE OF PAYMENTS. All payments provided for hereunder shall be paid from the general funds of the Company. The Company may, but shall not be required to, make any investment or investments whatsoever, including the purchase of a life insurance contract or contracts on your life, to provide it with funds to satisfy its obligations hereunder; provided, however, that neither you nor your beneficiary or beneficiaries, nor any other person, shall have any right, title, or interest whatsoever in or to any such investment or contracts. If the Company shall elect to purchase a life insurance contract or contracts on your life to provide the Company with funds to satisfy its obligations hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract or contracts, and shall have the unrestricted right to use all amounts and to exercise all options and privileges thereunder without the knowledge or consent of you, your beneficiary or beneficiaries, or any other person, it being expressly agreed that neither you, any such beneficiary or beneficiaries, nor any other person shall have any right, title, or interest whatsoever in or to any such contract or contracts. Notwithstanding anything to the contrary contained in this Paragraph 10, if the Company purchases any such contract or contracts, you shall have the right, upon the termination of your employment by the Company to purchase as soon after such termination as possible any one or more of such contracts for an amount equal to the cash surrender value thereof; provided, however, that you notify the Company in writing of your intention to make any such purchase no later than thirty (30) days subsequent to such termination.

         11. ENFORCEMENT OF RIGHTS. Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company and you, your beneficiary or beneficiaries, or any other person. You, your beneficiary or beneficiaries, and any other person or persons claiming a right to any payments or interests hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give you, your beneficiary or beneficiaries, or any other person or persons, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future, but you or your beneficiary or beneficiaries shall have the right to enforce a claim for benefits hereunder against the Company in the same manner as any unsecured creditor. Notwithstanding anything to the contrary set forth in this Paragraph 11, the Company agrees to consider the feasibility of paying to a so-called "rabbi trust," as described in the Internal Revenue Service's Revenue Procedure 92-64, the amounts necessary for the Company to fund the Deferred Compensation set forth in Paragraph 2D hereof.

         12. INVENTIONS AND CONFIDENTIAL INFORMATION. So long as you shall be employed by the Company, you agree promptly to make known to the Company the existence of any and all creations, inventions, discoveries, and improvements made or conceived by you, either solely or jointly with others, during the term of this Agreement and for three (3) years thereafter, and to assign to the Company the full exclusive right to any and all such creations, inventions, discoveries, and improvements relating to any subject matter with which the Company is now or shall become concerned, or relating to any other subject matter if made with the use of the Company's time, materials, or facilities. To the fullest extent permitted by law, any of the foregoing inventions shall be considered as "work-made-for-hire" and the Company shall be the owner thereof. You further agree, without charge to the Company but at its expense, if requested to do so by the Company, to execute, acknowledge, and deliver all papers, including applications or assignments for patents, trademarks, and copyrights, and papers relating thereto, as may be considered by the Company to be necessary or desirable to obtain or assign to the Company any and all patents, trademarks, or copyrights for any and all such creations, inventions, discoveries, and improvements in any and all countries, and to vest title thereto in the Company in all such creations, inventions, discoveries, and improvements as indicated above conceived during your employment by the Company, and for three

(3) years thereafter. You further agree that you will not disclose to any third person any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner, except in the pursuit of your duties as an employee of the Company, and that you will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on termination of your employment by the Company. The obligations set forth in this Paragraph 12 shall survive the termination of your employment hereunder. This Paragraph 12 replaces the agreement executed by you on January 5, 1993, which prior agreement is now null and void.

         13. RESTRICTIVE COVENANT. For a period of three (3) years after the termination of your employment by the Company, you shall not, in any geographical location at which there is at that time business conducted by the Company which was conducted by the Company at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation, or control of any business similar to or competitive with such business conducted by the Company without the written consent of the Company; provided, however, that you may have an ownership interest of up to one percent (1%) in any entity, notwithstanding that such entity is directly competitive with any business conducted by the Company at the date of such termination.

         14. LEGAL FEE. The Company shall reimburse to you, or pay directly, upon submission in either event to the Company of a statement for services, the amount payable by you to any attorney of your choice that you have retained to advise you with regard to this Agreement; provided, however, that such reimbursement or payment shall not exceed twenty thousand dollars ($20,000).

         15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach thereof, shall be settled by arbitration to be held in New York, New York in accordance with the rules then obtaining of the American Arbitration Association, and the judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys' fees.

         16. NON-ASSIGNABILITY. Your rights and benefits hereunder are personal to you, and shall not be alienated, voluntarily or involuntarily, assigned or transferred.

         17. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successors in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against you or your beneficiary or beneficiaries, nor shall you or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder; provided, however, that the undistributed portion of the Deferred Compensation shall at all times be subject to set-off by the Company for debts owed by you to the Company.

         18. ENTIRE AGREEMENT. This Agreement contains the entire agreement relating to your employment by the Company. It may not be changed orally, and may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, deletion, or revocation is sought. Our agreement dated January 31, 1994 is now null and void.

         19. NOTICES. All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted. The actual date of receipt as shown by the receipt therefor shall determine the time at which notice was given. All payments required hereunder by the Company to you shall be sent postage prepaid, or, at your election, shall be transferred to you electronically to such bank as you designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to you) shall be addressed as follows (or to such other address as the Company and you may designate in writing from time to time):

To the Company:                             To you:

Baldwin Technology Company, Inc.            Gerald A. Nathe
12 Commerce Drive                           11448 Bronzedale Drive
P.O. Box 901                                Oakton, VA 22124
Shelton, CT 06484-0941                      Facsimile: 703-264-0670
Facsimile: 203-402-5500

         20. NEW YORK LAW TO GOVERN. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of New York without giving effect to the principles of conflict of laws thereof.

                                     Very truly yours,

                                     BALDWIN TECHNOLOGY COMPANY, INC.



                                     By:  /s/James M. Rutledge
                                        ----------------------------

AGREED TO AND ACCEPTED:




/s/Gerald A. Nathe
------------------
Gerald A. Nathe


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